Exhibit 99.1

Yangtze River Port and Logistic Limited (YRIV)’s Proceedings and Litigation Progress against Hindenburg Research

New York, NY, August 28, 2019 /PRNewswire/ – On January 23, 2019, Yangtze River Port and Logistics Limited (Nasdaq: YRIV) (the “Company”) filed a defamation lawsuit in the New York Supreme Court, New York County, against Hindenburg Research, Nathan Anderson, ClaritySpring Securities LLC and ClaritySpring Inc. (collectively, “Defendants”) in response to their coordinated and orchestrated market manipulation scheme to disseminate false, misleading, and defamatory content to the marketplace regarding the Company for the purpose of inflicting substantial reputational harm on the Company for Defendants’ own financial gain. The details and updates regarding the lawsuit are as follows:

1. The Company Established a Special Committee for Internal Investigation

A week after HR published its Report on the Company, the Company established a special committee (the “Special Committee”) composed of independent directors to carry out a special internal investigation, for the purpose of investigating each allegation published in HR’s Report. The Company took into consideration that HR’s Report mainly referred to the Company’s subsidiary in Wuhan, China, and its projects. The Special Committee consisted of the Company’s personnel in China, led primarily by independent directors Mr. Zhihong Su, Mr. Tongmin Wang, and Mr. Zhixue Liu. Mr. Zhihong Su is an independent director of the Company and also a member of the Company’s Audit Committee and the Chairman of the Governance and Human Resources Committee under the Company’s Board of Directors. Since December 2001, Mr. Su has also been a managing partner of Beijing Hengjun Law Firm, a law firm that provides services in securities, business, and litigation, and is also familiar with corporate and banking law. Mr. Tongmin Wang is an independent director of the Company and a member of the Company’s Audit Committee. Mr. Zhixue Liu is an independent director of the Company and a member of the Board of Supervisors Committee. The Special Committee’s review included, but was not limited to, reviewing the relevant financial records, public documents, lease agreements, and court documents of the Company’s Wuhan subsidiary.

2. Filing of Lawsuit against HR and Related Personnel Based on the Findings and Proposals of the Company’s Special Committee

Upon conclusion of the investigation, Mr. Zhihong Su, Mr. Tongmin Wang, and Mr. Zhixue Liu orally presented the Special Committee’s investigations to the Company’s Board of Directors, and proposed to file a lawsuit against HR. The Company then proceeded to file a defamation lawsuit against the Defendants on January 23, 2019, which the Company correspondingly announced through its January 24, 2019 8-K filing.

3. The Special Committee’s Findings and Details Regarding the Complaint

In the Complaint, the Company systematically enumerated and refuted the errors contained in the Report, and pled the following causes of action against HR and related personnel (collectively, the “Defendants”): (i) defamation per se, (ii) defamation, (iii) tortious interference with prospective business relations, (iv) tortious interference with contract, (v) civil conspiracy, and (vi) common law fraud. The Company also claimed that after creating one or more “short” positions in the Company’s stock, Defendants conspired to publish, publicize, and disseminate its erroneous Report in order to jointly manipulate and depress the Company’s stock price. After publishing the false report, Defendants republished and directed online “traffic” through one or more websites and social media accounts to the Report, which was replete with false, misleading, and defamatory statements. Additional information regarding the Special Committee’s findings can be found in the Complaint, available online on the New York State Unified Court System’s website:

https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=3hZXjsLXc_PLUS_DKCyi0KWoJyQ==&system=prod

4. Litigation Progress

The Lawsuit against HR continues to proceed in the Supreme Court of New York. Defendants filed a Motion to Dismiss Complaint, and oral arguments for the same motion was originally scheduled for August 14, 2019, but the Court adjourned the hearing until October 7, 2019.

After the Report was released, the Company’s market capitalization was reduced by nearly $2 billion, which caused huge losses to all of the Company’s shareholders. Management believes that the Company will prevail in this lawsuit, and any resolution will not have a material adverse effect on the financial condition or results of operations of the Company.